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Exhibit 99
                                                                 PR NEWSWIRE

                    NORTH EUROPEAN OIL ROYALTY TRUST
                      ANNOUNCES THE DISTRIBUTION
                  FOR THE THIRD QUARTER OF FISCAL 2012


Red Bank, N.J. July 27, 2012 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.61 per unit for the third quarter of fiscal 2012, payable on August 29, 2012 to holders of record on August 10, 2012. Royalties attributable to the sale of natural gas from the Trust's overriding royalty area in northwest Germany are the primary source of income for the Trust.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.61 was 14.08% lower than the distribution of $0.71 for the third quarter of fiscal 2011. The reasons for the decrease in the distribution were lower gas sales and a lower average Euro/dollar exchange rate. Further details will be available in the earnings press release scheduled for release on or about August 14, 2012.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment is added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment is deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. In the quarter just ending, an overpayment in the amount of Euros 419,462 will be deducted from royalties anticipated to be received in August 2012.

The table below shows the anticipated amount of royalties for the fourth quarter of fiscal 2012 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2012. Amounts in dollars are based on the current exchange rate of 1.226. Actual royalty income in dollars is valued based on exchange rates on the days funds are transferred. The August estimate below includes an adjustment for the overpayment of royalties which occurred in the preceding quarter.


Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
------------------------------------------------------------------------------
     August            Euros   967,532        $1,186,194          $0.129
   September           Euros 1,386,994        $1,700,455          $0.185
    October            Euros 1,386,994        $1,700,455          $0.185
------------------------------------------------------------------------------

Total distributions declared per unit for the first nine months of fiscal 2012 are $1.95 as compared to $1.99 for the same period last year. The cumulative 12-month distribution, which includes the August 2012 distribution and the three prior quarterly distributions, is $2.59 per unit. This 12-month

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cumulative distribution is 1.57% or $0.04 per unit higher than the prior
12-month distribution of $2.55. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.